EXHIBIT 23.2
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                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Banyan Strategic Realty Trust for the registration of 2,000,000 shares of Beneficial Interests and to the incorporation by reference therein of our report dated March 20, 1997 (except for notes 12 and 13, as to which the date is April 9, 1997), with respect to the consolidated financial statements of Banyan Strategic Realty Trust included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                     Ernst & Young LLP


Chicago, Illinois
April 21, 1997